Exhibit 10.29

Summary Of Director Compensation

We use a combination of cash and equity-based compensation to attract and retain qualified candidates to serve on the Company’s board of directors (“Board”). In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties and comparative data regarding director compensation of our peers.  Neither Michael L. Scudder (our President and Chief Executive Officer) nor Thomas J. Schwartz (our Executive Vice President) receive compensation for serving as a member of the Board.

Cash Compensation. In 2010, the cash component of our director compensation program will consist of an annual fixed retainer of $40,000 for each non-employee director plus additional annual retainers of: (1) $8,000 for the chair of the audit committee; (2) $1,000 for each audit committee member; (3) $4,000 for the chair of the Compensation Committee; (4) $0 for the chair of the Nominating and Corporate Governance Committee; and (5) $100,000 for our non-employee Chair of the Board. Each annual retainer will be paid in equal quarterly installments in arrears. Payment of each annual retainer will be contingent upon the director’s service during the preceding quarter. We also reimburse our directors for any Board and committee attendance-related expenses.

Equity-Based Compensation. In 2010, the equity component of our director compensation program consisted of the issuance of shares of restricted common stock of the Company in February of 2010.  For each director, the aggregate value of his or her grants of nonqualified stock options and restricted common stock was $56,000. The number of shares granted under each award was equal to the average of the high and low sales price of common stock on the date of grant. These equity awards have a vesting period of one year from the date of grant, and are nontransferable except to family members, family trusts or partnerships.

Deferred Compensation Plan for Non-Employee Directors.  The First Midwest Bancorp, Inc. Deferred Compensation Plan for Non-employee Directors (Directors Deferred Plan) allows non-employee directors to defer receipt of either fifty or one hundred percent of any director fees and retainers. Deferral elections are made in December of each year for amounts to be earned in the following year. Accounts are deemed to be invested in separate investment accounts under the plan, with the same investment alternatives as those available under the our Retirement Plan, including an investment account deemed to be invested in shares of Company Common Stock.